Exhibit 10.15
-Mr I.J.E. Tuovinen
Meester Reijnstlaan 18
1181 PR AMSTELVEEN
30th June 2006
Dear Juhani,
We are happy to confirm our offer to localize you, effective 1 July 2006. Your employer will be Arizona Chemical BV in the Netherlands.
For the purpose of calculating your continuous employment your first day of employment with the Company is recorded as 16th September 1980.
The main terms and conditions of this offer are as follows:
Location, Position and Reporting
The position of Managing Director Europe is based in Almere, the Netherlands. You will continue to report to the Vice President, located in Jacksonville USA.
Effective 1st July, 2006 we will increase your PL level to 24.
Compensation
Your annual gross salary for the above position in The Netherlands will be EURO 178,351 (90% of the PL 24 Midpoint) for 38.75 hours per week. This salary includes the 8% holiday allowance, which will be prorated to the effective number of months worked in 2006.
1.	Based on article 9 of the ‘Uitvoeringsbesluit loonbelasting 1965’, you are entitled to receive a tax-free cost reimbursement for extraterritorial costs. We agree that your current employment income (“loon uit tegenwoordige Dienstbetrekking”), will be reduced according to Dutch labour law so that 100/70 of your current employment income equals the originally agreed current employment income of €178,351.00.

2.	You will receive a cost reimbursement for extraterritorial costs equal to 30/70 of the current employment income as agreed in article 1.

3.	You acknowledge the fact that an adjustment of the agreed remuneration of article 1 can influence all employment income related payments and benefits like pension and social security benefits.
Your compensation will be subject to periodic review. Please note that any merit increase includes all statutory salary increases where applicable.
The position is regarded as Exempt, which means that you will not be entitled to claim compensation for overtime. In addition you will remain eligible for participation in the Business Performance Incentive Plan (BPIP) applicable in Arizona Chemical. The target bonus will be 40% of your Dutch PL 24 midpoint. For 2006, you will be eligible for the PL 24 target (your bonus will not be prorated for the first 6 months of the year when you were a PL 23).

Arizona Chemical B.V. Transistorstraat 16 - 1322 CE Almere P.O. Box 60053 - 1320 AB Almere - The Netherlands	Phone : (31) 36 - 546 28 00 Fax : (31) 36 - 546 28 95 Chamber of Commerce : nr. 32045469

Employee Benefits
You will participate in Arizona Chemical B.V.’s Pension Scheme II and group medical insurance. The company will initiate a review by an external expert of your current State pension plan and Arizona’s Pension Scheme II to address your concern about the difference in pension build up (1.9% in Finland from the age of 53 and 4.5% between the ages of 63 and 68 versus 1.75% under Pension Scheme II). Based on the outcome of the review we will discuss compensation of the difference from your 53rd birthday
You will continue to participate in the special Finnish OY (early retirement) pension program that is specific to you and the local plant MD. Any tax liability in the Netherlands in relation to the employer’s contribution to this program will be borne by the company.
Housing allowance
The company will continue to provide you with a net housing allowance of € 2,443 per month, regardless of whether you rent of buy a house. If and when we need to terminate the allowance we will provide a minimum of 6 months notice and you will receive a lump sum payment equivalent to 72 months of your current monthly allowance.
Company car
You will be entitled to a level IV company car in accordance with the IP company car policy. Please note that you are subject to Dutch tax on the private use of this company car.
International schooling
Support for schooling will continue as it is today.
Visits to Finland
The employer will pay for roundtrip transportation for the entire family at the interval of one trip per year.
Annual Holidays
Your annual leave will consist of 30 days, excluding the Dutch legal holidays. The number of days of vacation will be pro-rated with respect to the number of months worked per calendar year.
Retention bonus
You are eligible for a retention bonus of 12 months of pay, based on your gross salary at the time of divestiture or approximately 30 days following the formal closing of the sale with the buyer.
Social Security and Income Taxes in the Netherlands
You will fall under Dutch Social Security and tax legislation.
Tax advisory support will be provided if needed.
Presently, local tax legislation allows tax relief under the 30% rule for a maximum period of ten years. This benefit has been taken into consideration in determining your gross salary as stated above.

Should there be a change in legislation that would allow for your 30% exemption to be extended, we will actively pursue such an extension.
New assignment
For any future new assignment within the group, further arrangements will be made. None of the provisions of this agreement can be viewed as limiting your ability or the company’s ability to terminate your employment with us.
Notice Period
Either party may terminate this employment agreement giving notice in writing; the Employee’s notice period is two full calendar months, the Employer has to observe a notice period of 4 full calendar months. Notice may only be given at the end of a month.
Termination of employment
Upon termination of employment you will be required to repay any unaccrued wages already received in days and/or hours of holiday leave.
Upon termination of employment by the employer you will be eligible for a severance payment based on the Dutch cantonal court formula (Kantonrechtersformule).
Employee Information Handbook
This contract refers to the Employee Information Handbook in which the Arizona Chemical B.V. rules and regulations are listed. By signing this contract you state that you have received a copy, are familiar with its contents and agree to abide by said rules.
Confidentiality
You shall observe strict confidentiality towards third parties, including Arizona Chemical B.V. personnel, both during and after your employment, concerning all knowledge acquired during the execution of your job in connection with the affairs and interests of Arizona Chemical B.V. This obligation to maintain confidentiality also includes all information acquired from customers or other Arizona Chemical B.V. contracts during the tenure as an employee.
Engagement to comply with the competition law
You have received and reviewed the International Paper Anti-Trust policy (international Paper — Antitrust Compliance Manual) and agree to abide with this policy in every regard. You are aware that violation of this policy will result in sanctions, including possible termination of employment. You have been informed that questions or concerns regarding the competition law should be directed to the Arizona Chemical Management and International Paper legal advisor.
Applicable law
This agreement is subject to Dutch law. Disputes resulting from this agreement or termination thereof will be directed towards the appropriate Dutch court of law or the CWI (Centre for Work and Income) for a legal decision.

Closing Remarks
If you accept this offer under the terms and conditions as stated above, then please sign and return the enclosed copy to us.

SIGNATURE:	/s/ Jerry Marterer	Date:

Jerry Marterer
Vice President
Arizona Chemical

SIGNATURE:	/s/ David B. Cowfer	Date:	6/30/06

Devid B. Cowfer
Business HR Manager
Arizona Chemical

SIGNATURE:	/s/ Pierre Arduini	Date:

Pierre Arduini
Human Resources Mgr
Arizona Chemical Europe
I accept the appointment and agree with all the terms and condition as set out in the above letter.

SIGNATURE:	/s/ Juhani Tuovinen	Date:	30.6.2006

Juhani Tuovinen